Exhibit 99.2

Intelligent Bio Solutions Announces Closing of $10.1 Million Private Placement Priced At-the-Market Under Nasdaq Rules

NEW YORK, March 12, 2024 – Intelligent Bio Solutions Inc. (“INBS” or the “Company”) (Nasdaq: INBS), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced the closing of its previously announced private placement priced at-the-market under Nasdaq rules of 2,223,333 shares of common stock (or pre-funded warrants in lieu thereof), Series H-1 warrants to purchase up to an aggregate of 2,223,333 shares of common stock and Series H-2 warrants to purchase up to an aggregate of 2,223,333 shares of common stock, at a combined purchase price of $4.55 per share of common stock (or pre-funded warrant) and associated Series H-1 warrants and Series H-2 warrants. The gross proceeds to INBS from the private placement were approximately $10.1 million, before deducting placement agent fees and other offering expenses payable by the Company. The Series H-1 warrants and Series H-2 warrants have an exercise price of $4.55 per share of common stock and are exercisable immediately upon issuance. The Series H-1 warrants have a term of eighteen months following the date a registration statement registering all warrant shares underlying the Series H-1 warrants is declared effective by the United States Securities and Exchange Commission (“SEC”). The Series H-2 warrants have a term of exercise equal to five years, which will be reduced to 20 calendar days following any date the Company makes a public announcement of 510k clearance by the U.S. Food and Drug Administration (FDA) of the Company’s Intelligent Fingerprinting Drug Screening System.

Harry Simeonidis, President and CEO of INBS, commented, “We welcome the new healthcare-focused investors and intend to use the proceeds of this private placement for general corporate purposes, including progressing the anticipated clinical trials for our non-invasive Intelligent Fingerprinting Drug Screening System as outlined in prior announcements, and market expansion.”

Ladenburg Thalmann & Co. Inc. acted as the exclusive placement agent for the private placement.

The offer and sale of the foregoing securities were made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Under an agreement with the investors, the Company will file an initial registration statement with the SEC covering the resale of the shares of common stock issued to the investors (including the shares of common stock issuable upon the exercise of the warrants) no later than 10 calendar days following the date of the agreement and use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days after the date of such agreement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s the intended use of proceeds from the private placement, develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

LinkedIn | Twitter

Investor & Media Contact:

Valter Pinto, Managing Director
KCSA Strategic Communications
PH: (212) 896-1254
INBS@kcsa.com